Exhibit 99.1

Execution Version

SECURITIES PURCHASE AGREEMENT

By and Among

CVCIGP II JERSEY INVESTMENT L.P.

and

THE WARBURG PINCUS SHAREHOLDERS SIGNATORY HERETO

Dated as of March 18, 2008

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	1
Section 1.02.	General Interpretive Principles	3

ARTICLE II

SALE AND PURCHASE OF THE SHARES

Section 2.01.	Sale and Purchase of the Shares	3

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.	Representations and Warranties of the Selling Shareholders	3
Section 3.02.	Representations and Warranties of Purchaser	6

ARTICLE IV

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.01.	Taking of Necessary Action	7
Section 4.02.	Board Resignation	7
Section 4.03.	Assignment of Registration Rights	7

ARTICLE V

MISCELLANEOUS

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of March 18, 2008, by and among CVCIGP II Jersey Investment L.P., a limited partnership organized under the laws of the State of Delaware (“Purchaser”), and the shareholders signatory hereto (the “Selling Shareholders”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

WHEREAS, Purchaser has agreed to purchase, and the Selling Shareholders have agreed to sell, subject to the terms and conditions of this Agreement, an aggregate of 3,232,667 Common Shares of Ness Technologies, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Selling Shareholders and Purchaser desire to set forth certain agreements herein.

NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). To the extent that any such term is used in relation to or in connection with any statute and the definition of such term in such statute is broader or different, then, in such context, such term shall have the meaning set forth in such statute.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Common Shares” means shares of common stock, $0.01 par value, of the Company.

“Company” shall have the meaning set forth in the recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Amendment to the Registration Rights Agreement” shall have the meaning set forth in Section 3.01(i)(v).

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Indemnified Party” shall have the meaning set forth in Section 5.08(c).

“Indemnifying Party” shall have the meaning set forth in Section 5.08(c).

“Law” means any foreign, federal, state or local law, statute, rule, regulation, code, plan, interpretation, ordinance, order, writ, judgment, ruling, stipulation, decision, charge, injunction, decree, award or requirement of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge, claim, option, restriction or other lien (whether arising by contract or by operation of law).

“Organizational Documents” means, collectively with respect to any Person, the contracts or instruments pursuant to which such Person was incorporated or organized and by which such Person is currently governed, which shall be the certificate of incorporation and bylaws in the case of a corporation and the contracts and other instruments which collectively perform similar functions in the case of other forms of entities.

“Person” or “person” shall mean an individual, corporation, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Indemnitee” shall have the meaning set forth in Section 5.08(a).

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement, dated as of June 20, 2003, among the Company and the investors listed on Schedule I thereto, as amended.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Indemnitee” shall have the meaning set forth in Section 5.08(b).

“Shares” shall have the meaning set forth in Section 2.01.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

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“Transactions” shall mean the transactions contemplated by this Agreement.

Section 1.02.     General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

Sale and Purchase of the Shares

Section 2.01.     Sale and Purchase of the Shares. Subject to all of the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, each Selling Shareholder hereby sells, transfers and delivers to Purchaser and Purchaser hereby takes delivery of the number of Common Shares set forth opposite such Selling Shareholder’s name on Schedule 2.01 hereto, at a price of $9.90 per share. The Common Shares being sold hereunder shall be referred to as the “Shares”.

ARTICLE III

Representations and Warranties

Section 3.01.     Representations and Warranties of the Selling Shareholders. Each of the Selling Shareholders represents and warrants to Purchaser jointly and severally that:

(a)          Existence. If such Person is a corporation, partnership, trust or other entity, such Person is duly organized, validly existing and, where relevant, in good standing under the laws of its jurisdiction of organization.

(b)          Authorization; No Conflict.

(i)           The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the Transactions are within such Person’s corporate, partnership, limited liability company, trust or other powers, as applicable, and have been duly authorized by all necessary corporate, partnership, limited liability company, trust or other action, as applicable, on the part of such Person. If applicable, no other corporate proceedings on the part of such Person are necessary to authorize the execution, delivery and performance by such Person of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by such Person. This Agreement is a valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to bankruptcy,

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insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)          The execution, delivery and performance by such Person of this Agreement, the consummation by such Person of the Transactions and the compliance by such Person with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) if such Person is an entity, any provision of the Organizational Documents of such Person or (B) any material mortgage, note, indenture, deed of trust, lease, loan agreement or other material agreement or instrument of such Person or any Law applicable to such Person or its properties or assets.

(c)          Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of such Person in connection with the execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the Transactions, except for the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with the Agreement and the Transactions.

(d)          Ownership of Company Shares. Such Person is the lawful owner of the Shares set forth opposite such Person’s name in Schedule 2.01, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Such Person is the lawful owner of all such Shares and is transferring and delivering to Purchaser valid title to such Shares free and clear of any Lien (other than restrictions imposed by the federal securities laws and state securities laws) and any such limitation or restriction (other than any Lien created under this Agreement). Such Person has not granted to any Person any option or other right to acquire any of its Shares other than pursuant to this Agreement. Other than the Shares set forth opposite such Person’s name in Schedule 2.01, such Person does not own any additional Common Shares or securities convertible into or exercisable for Common Shares and does not have any option or other right to acquire any additional Common Shares or any securities convertible into or exercisable for Common Shares.

(e)          Ownership of Subsidiaries’ Securities. None of such Person or any Affiliate (other than the Company and its Subsidiaries) of such Person owns, directly or indirectly, (i) any outstanding capital stock of, or other voting securities or ownership interests in any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, or other right to require any Subsidiary of the Company to issue, any such capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company.

(f)           Litigation. There is no action, suit, investigation or proceeding pending against or threatened against or affecting, such Person (or any basis therefor) before any

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Governmental Entity that in any manner relates to such Person’s present or former ownership of its Shares or that would reasonably be expected to enjoin, materially alter or materially delay the consummation of the Transactions.

(g)          Affiliate Transactions. Immediately after the effectiveness of the Transactions, none of such Person or any Person controlled by such Person will be a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with the Company or any of its Subsidiaries.

(h)          Brokers. Neither such Person nor any of such Person’s officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(i)           Registration Rights.

(i)           Such Person is party to and is in compliance with and not in breach in any respect under the Registration Rights Agreement and has the power to assign pursuant to this Agreement the registration and other rights and obligations provided therein as contemplated in Section 4.03 hereof. Such Person has not previously assigned such rights to any other Person.

(ii)          To such Person’s knowledge, the Company has not repudiated or notified such Person that it intends to repudiate the Registration Rights Agreement.

(iii)        Each of the Shares set forth opposite such Person’s name in Schedule 2.01 was issued by the Company to such Person or acquired by such Person, as the case may be, in one of the circumstances described in sections (A) through (F) of the definition of “Registrable Securities” in the Registration Rights Agreement and since such issuance or acquisition, such Person has at all times been represented on the Board of Directors of the Company by an employee of such Person or an employee of an affiliate of such Person.

(iv)         The Company has not effected any registration pursuant to Section 2(a) or Section 2(c) of the Registration Rights Agreement on behalf of such Person nor, to such Person’s knowledge, on behalf of any other Person. None of the Company, the Selling Shareholders or, to such Person’s knowledge, any other party to the Registration Rights Agreement has exercised any registration rights under the Registration Rights Agreement.

(v)          The form of Registration Rights Agreement (including the First Amendment to the Registration Rights Agreement, dated as of September 2, 2004 (the “First Amendment to the Registration Rights Agreement”)) attached as Exhibit A hereto is true, complete and correct and, other than the First Amendment to the Registration Rights Agreement, there have been no amendments, modifications or, to the knowledge of such Person, waivers to the Second Amended and Restated Registration Rights Agreement, dated as of June 20, 2003.

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(j)           Information. Such Person is a sophisticated investor, has knowledge and experience in financial matters and is capable of evaluating the risks and merits of selling its Shares to Purchaser and is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to sell the Shares. Such Person acknowledges that Purchaser makes no representation or warranty to such Person about the Company’s business, prospects, financial condition or otherwise.

Section 3.02.        Representations and Warranties of Purchaser.

(a)          Organization. Purchaser is a duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)          Authorization; No Conflicts.

(i)           Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation by the Purchaser of the Transactions have been duly authorized by all necessary corporate action on behalf of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)          The execution, delivery and performance of this Agreement, the consummation by Purchaser of the Transactions and the compliance by Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Organizational Documents of Purchaser or (B) any material mortgage, note, indenture, deed of trust, lease, loan agreement or other material agreement or instrument of Purchaser or any Law applicable to Purchaser or its properties or assets.

(c)          Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transactions, except for (i) the filing of such reports, schedules or materials under Section 13 of the Exchange Act as may be required in connection with this Agreement or the Transactions, or (ii) such regulatory filings as may be required under applicable state securities laws.

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(d)          Brokers. Other than the Credit Suisse Group (whose fees and expenses, if any, shall be paid by Purchaser), neither Purchaser nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(e)          Investment Intent. Purchaser is purchasing the Shares for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Purchaser understands that the Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.

(f)           Information. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser acknowledges that the Selling Shareholders make no representation or warranty to the Purchaser about the Company’s business, prospects, financial condition or otherwise.

(g)          Experience. Purchaser is an “accredited investor” as that term is defined in Rule 501 under the Securities Act. Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

(h)          Transfer Restrictions. Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

ARTICLE IV

Additional Agreements of the Parties

Section 4.01.     Taking of Necessary Action. Each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

Section 4.02.     Board Resignation. Within thirty (30) days from the date hereof, the Selling Shareholders shall cause Dr. Henry Kressel to deliver and Dr. Kressel hereby agrees to deliver to the Company, with a copy to Purchaser as provided in Section 5.02, a letter of resignation of Dr. Kressel from his position as a member of the Board of Directors of the Company, which resignation shall be effective as of the date thereof.

Section 4.03.     Assignment of Registration Rights. Each Selling Shareholder hereby assigns to Purchaser all of the rights and obligations of such Selling Shareholder under

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the Registration Rights Agreement with respect to the Shares being sold by such Selling Shareholder pursuant to this Agreement, and Purchaser hereby agrees to be bound by all obligations under the Registration Rights Agreement with respect to the Shares acquired by Purchaser pursuant to this Agreement.

ARTICLE V

Miscellaneous

Section 5.01.     Survival of Representations and Warranties. All representations and warranties shall survive the closing and the consummation of the Transactions, without regard to any investigation made by any party.

Section 5.02.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

(a)	If to Purchaser, to:
CVCIGP II Jersey Investment L.P.
c/o Citigroup Venture Capital International
731 Lexington Avenue
21st Floor
New York, NY 10022

Attention: Bob Khanna
Fax: (212) 793-3368

With copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Attention: Jeffrey S. Lewis / Ethan A. Klingsberg
Fax: (212) 225-3999

(b)	If to the Selling Shareholders, to:

Warburg, Pincus Equity Partners, L.P.
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017

Attention: Dr. Henry Kressel
Fax: (212) 878-9351

With a copy to:

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Willkie Farr & Gallagher LLP 787 Seventh Avenue New York NY 10019 Attention: Robert B. Stebbins Fax: (212) 728-8111

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

Section 5.03.     Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the parties hereto with respect to the Transactions, and, other than as set forth in Section 5.09, are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.04.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same documents.

Section 5.05.     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

Section 5.06.     Public Announcements. Subject to each party’s disclosure obligations imposed by law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and the Transactions, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto.

Section 5.07.     Expenses. Each party hereto shall bear its own costs and expenses (including any brokers’ or attorneys’ fees) incurred in connection with this Agreement.

Section 5.08.     Indemnification.

(a)          The Selling Shareholders jointly and severally agree to indemnify and hold harmless Purchaser, each person who controls Purchaser within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents, limited partners and Affiliates of the foregoing in their respective capacities as such (the “Purchaser Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 5.08(d) below) and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from

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any inaccuracy in or breach of the representations, warranties or covenants made by the Selling Shareholders in this Agreement.

(b)          Purchaser agrees to indemnify and hold harmless the Selling Shareholders and each of such Selling Shareholders’ officers, directors, employees, agents and Affiliates in their respective capacities as such (the “Shareholder Indemnitees”), to the fullest extent lawful, from and against any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations, warranties or covenants made by Purchaser in this Agreement.

(c)          A party obligated to provide indemnification under this Section 5.08 (an “Indemnifying Party”) shall reimburse the indemnified parties of the other party (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto. If an Indemnified Party makes a claim under this Section 5.08(c) for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

(d)          An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.08 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines not to do so and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses incurred by the Indemnified Party in connection with assuming and conducting the defense). No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, further, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding and does not include

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a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person.

(e)          The obligations of the Indemnifying Party under this Section 5.08 shall survive the transfer of the Shares or the closing of the Transactions. The agreements contained in this Section 5.08 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise. The Indemnifying Party consents to personal jurisdiction, service and venue in any court in federal or state court located in the Borough of Manhattan in the City of New York, New York in which any claim subject to this Agreement is brought against any Indemnified Party.

Section 5.09.     Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Selling Shareholders’ successors and assigns and Purchaser’s successors and assigns, and no other person; provided, that, subject to applicable law, Purchaser may assign its rights under this Agreement to any of its Affiliates; provided further that no such assignment shall relieve Purchaser of any of its obligations hereunder. For the avoidance of doubt, none of the covenants or obligations of Purchaser hereunder shall be binding on any other Person, and no such Person shall be entitled to any of the Purchaser’s rights hereunder solely as a result of the transfer of any of the Shares.

Section 5.10.     Remedies; Waiver. To the extent permitted by law, all rights and remedies existing under this Agreement are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 5.11.     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the Borough of Manhattan in the City of New York, New York in the event any dispute arises out of this Agreement or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than a federal or state court located in the Borough of Manhattan in the City of New York, New York.

Section 5.12.     Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 5.13.     Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

CVCIGP II JERSEY INVESTMENT LP

	By:	Citigroup Venture Capital International Investment G.P. Limited, as General Partner

	By:	/s/ Michael Robinson
	Name:	Michael Robinson
	Title:	Alternate Director

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By: Warburg Pincus Partners LLC, as General Partner
By: Warburg Pincus & Co., its Managing Member
	By:	/s/ Henry Kressel
	Name:	Henry Kressel
	Title:	General Partner

WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

By: Warburg Pincus Partners LLC, as General Partner
By: Warburg Pincus & Co., its Managing Member
	By:	/s/ Henry Kressel
	Name:	Henry Kressel
	Title:	General Partner

WARBURG, PINCUS VENTURES, L.P.

By: Warburg Pincus Partners LLC, as General Partner
By: Warburg Pincus & Co., its Managing Member
	By:	/s/ Henry Kressel
;	Name:	Henry Kressel
	Title:	General Partner

[Securities Purchase Agreement Signature Page]

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

By: Warburg Pincus Partners LLC, as General Partner
By: Warburg Pincus & Co., its Managing Member
By:	/s/ Henry Kressel
Name:	Henry Kressel
Title:	General Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

By: Warburg Pincus Partners LLC, as General Partner
By: Warburg Pincus & Co., its Managing Member
By:	/s/ Henry Kressel
Name:	Henry Kressel
Title:	General Partner

For purposes of Section 4.02 only:
/s/ Henry Kressel
Name:	Dr. Henry Kressel

[Securities Purchase Agreement Signature Page]